Exhibit (d)(4)

FOURTH AMENDMENT TO

MONARCH CASINO & RESORT, INC.

1993 EXECUTIVE LONG TERM INCENTIVE PLAN

This Fourth Amendment (this “Fourth Amendment”) to the 1993 Executive Long Term Incentive Plan (the “Plan”) of Monarch Casino & Resort Inc., a Nevada corporation (the “Company”), was adopted by the board of directors of the Company on March 20, 2007 and was approved by the Company’s stockholders at the Company’s annual meeting of stockholders on May 22, 2007.

AMENDMENTS

Authorized Shares. The total number of shares of the Company’s common stock that may be granted as stock options pursuant to the Plan shall be increased from 1,000,000 shares to 1,500,000 shares through a restatement of Paragraph 5 of the Plan to reflect the following:

5. Stock Subject to the Plan

The stock from which awards may be granted shall be shares of Common Stock. When Restricted Shares are vested or when options are exercised, Monarch may either issue authorized but unissued Common Stock or Monarch, or the Subsidiary which employs the Participant, may transfer issued Common Stock held in its treasury. Each of the respective Boards of the Corporation will fund the Plan to the extent so required to provide Common Stock for the benefit of Participants employed by Monarch or the Subsidiary, respectively. The total number of shares of Common Stock which may be granted as Restricted Shares or stock options shall not exceed, in the aggregate, 1,500,000 shares in total. Any Restricted Shares awarded and later forfeited are again subject to award under the Plan. If an option expires, or is otherwise terminated prior to its exercise, the shares of Common Stock covered by such an option immediately prior to such expiration or other termination shall continue to be available for grant under the Plan.

CONFLICT BETWEEN THE FOURTH AMENDMENT AND THE PLAN

If there is a conflict between any of the provisions of this Fourth Amendment and any of the provisions of the Plan, the provisions of this Fourth Amendment shall control.

NO OTHER AMENDMENTS OR CHANGES

Except as expressly amended or modified by this Fourth Amendment, all of the terms and conditions of the Plan shall remain unchanged and in full force and effect.

GOVERNING LAW

This Fourth Amendment shall be governed by and construed in accordance with Nevada law.